EXHIBIT 99.1

DESCRIPTION OF CERTAIN GOVERNMENTAL AND GAMING REGULATIONS

New Jersey Gaming Laws

The following is only a summary of the applicable provisions of the New Jersey Casino Control Act (the “Casino Control Act”) and certain other laws and regulations. It does not purport to be a full description and is qualified in its entirety by reference to the Casino Control Act and such other applicable laws and regulations.

Casino Control Act. In general, the Casino Control Act and the regulations promulgated thereunder contain detailed provisions concerning, among other things: granting and renewal of casino licenses; collection of license fees and gross gaming revenue taxes; suitability of the approved hotel facility and authorization of gaming space and gaming units therein; qualification of natural persons and entities related to the casino licensee; licensing and registration of employees and vendors of casino licensees; rules of the games; selling and redeeming gaming chips; granting and duration of gaming credit and enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; security standards; manufacture and distribution of gaming equipment; wagering on horse races simulcast to the casino hotel; advertising and entertainment standards and alcoholic beverage controls; and equal employment opportunity for employees, vendors and others.

Casino Control Commission and Division of Gaming Enforcement. The ownership and operation of casino hotel facilities in Atlantic City is the subject of strict state regulation under the Casino Control Act. The New Jersey Casino Control Commission (“CCC”) is empowered to regulate a wide spectrum of gaming and non gaming related activities; and to approve the ownership and financial structure of each casino licensee, its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified. The New Jersey Division of Gaming Enforcement (“DGE”) is a law enforcement agency separate and distinct from the CCC and is empowered to investigate applications and provide information necessary for CCC licensing and enforcement actions, conduct compliance audits and reviews of casino operations, prosecute regulatory violations before the CCC and prosecute criminal violations of the Casino Control Act.

Casino License. In June 2007, the CCC renewed the Trump Marina Associates, LLC, Trump Plaza Associates, LLC and Trump Taj Mahal Associates, LLC (collectively, “Trump AC Licensees”) casino licenses to own and operate Trump Marina, Trump Plaza and Trump Taj Mahal, respectively, until June 2012.

No casino hotel facility may operate unless the appropriate casino license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals which are not-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources that bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. The casino license currently held by each Trump AC Licensee is renewable for a period of up to five years. The CCC may reopen licensing hearings at any time and must reopen a licensing hearing at the request of the DGE.

To be considered financially stable, a licensee must demonstrate the ability: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term.

In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves at trust accounts; denying licensure; or appointing a conservator.

Qualifiers. Pursuant to the Casino Control Act and the regulations and precedent of the CCC, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business) and any lender, underwriter, agent or employee of the licensee or other person whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means that such person must, but for residence, individually meet the qualification requirements of a casino key employee.

Each holding or intermediary company or entity qualifier, such as TER, TER Holdings, TER Funding and its other subsidiaries, is required to register with the CCC and meet the same basic standards for approval as a casino licensee. The CCC, however, with the concurrence of the Director of the DGE, may waive compliance by a publicly-traded corporate holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof, individually qualify for approval if the CCC and the Director are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors.

Equity Securities. Persons holding 5% or more of the equity securities of our holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any other security having a direct or indirect participation in the profits of the issuer.

Debt Securities and Financial Sources. The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of a casino licensee, entity qualifier, subsidiary or holding company, to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than 15% of a series of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee. The CCC, however, may require holders of less than 15% of a series of debt to qualify as financial sources even if not active in the management of the issuer or casino licensee.

Institutional Investor Waivers. An institutional investor is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution, any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the CCC may determine for reason consistent with the policies of the Casino Control Act.

An institutional investor may be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the DGE that there is any cause to believe that the holder may be found unqualified, on the basis of CCC findings that: (i) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the institutional investor will be permitted to vote on matters put to the vote of the outstanding security holders, and (ii) that the securities are debt securities of a casino licensee’s holding or intermediary companies or another subsidiary company of the casino licensee’s holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (a) 20% or less of the total outstanding debt of the company or (b) 50% or less of any issue of outstanding debt of the company; (iii) that the securities are equity securities and represent less than

10% of the equity securities of a casino licensee’s holding or intermediary companies; or (iv) that, if the securities exceed such percentages, good cause has been shown. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an institutional investor may be required to produce for the CCC or the Antitrust Division of the United States Department of Justice, upon request, any document or information which bears any relation to such debt or equity securities.

Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification that (i) the holder has reviewed the definition of institutional investor under the Casino Control Act and believes that it meets the definition of institutional investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of and no intention of influencing or affecting the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than a 30 day prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an institutional investor changes its investment intent or if the CCC finds reasonable cause to believe that it may be found unqualified, the institutional investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application. See “Interim Casino Authorization” below.

Divesture and Redemption of Securities. The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a regulated company and defines the term “security” to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a regulated company including, but not limited to, mortgages, indentures, security agreements, notes and warrants. Each of the Trump AC Licensees, TER, TER Holdings and TER Funding is deemed to be a regulated company, and instruments evidencing a beneficial ownership or creditor interest therein, including a limited liability company or partnership interest, are deemed to be the securities of a regulated company.

If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license or licenses related to the regulated company which issued the securities. It is unlawful for a disqualified holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

With respect to non-publicly-traded securities, the Casino Control Act and CCC regulations require that the corporate charter or certificate of formation or partnership agreement of a regulated company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the regulated company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or certificate of formation or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities.

Under the terms of the indenture governing the Senior Notes, if a holder of such notes does not qualify under the Casino Control Act when required to do so, each holder must dispose of its interest in such securities, and the respective issuer or issuers of such securities may redeem the securities at the least amount of their fair market value or their principal amount plus interest to the date of notice of disqualification or their purchase price plus such interest.

Conservatorship. If, at any time, it is determined that any licensee or any entity qualifier has violated the Casino Control Act or cannot meet its qualification requirements, such entity could be subject to fines or the suspension or revocation of its license of qualification. If a casino license is suspended for a period exceeding

120 days or is revoked or the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate and dispose of such licensee’s casino hotel. Such a conservator would be; vested with title to all property of the licensee relating to the casino and the approved hotel subject to valid liens and encumbrances, required to act under the direct supervision of the CCC and charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the conservatorship, the former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may discontinue a conservatorship and direct the conservator to take such steps as are necessary to effect an orderly disposition of the property. Such events could result in an event of default under the terms of the indenture governing the Senior Notes.

Employees. Certain of our employees must be licensed by or registered with the CCC depending on the nature of the position they hold. Casino employees are subject to more stringent requirements than non casino employees and must meet applicable standards pertaining to financial responsibility, good character and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

Gaming Credit. The casino games at our properties are conducted on both a credit basis and a cash basis. The extension of credit to our gaming patrons is subject to CCC regulations, which set forth detailed procedures we must follow in granting credit to our patrons and in recording counterchecks we accept from them. Gaming debts which arise from compliance with applicable CCC regulations are enforceable in New Jersey courts. Gaming debts however, may be unenforceable and uncollectible in certain foreign countries.

Security Controls. Gaming at our properties is conducted by trained and supervised personnel and we employ extensive security and internal controls in our gaming operations. Security checks are made to determine, among other matters, that applicants for key positions have no criminal history or associations. Surveillance department controls include the use of closed circuit television cameras to monitor the casino floor, gaming revenue count teams and other restricted areas. The daily count of our gaming revenue is also observed by CCC representatives.

License Fee. The CCC is authorized to impose annual fees for the renewal of casino licenses based upon the cost of maintaining the control and regulatory activities of the CCC and DGE and annual assessments to fund any operating deficits they may incur. An annual license fee of $500 is also imposed for each slot machine maintained for use in the casino.

Gross Revenue Tax. Each casino licensee is currently required to pay an annual tax of 8% on its gross casino revenue.

Investment Alternative Tax Obligation. An investment alternative tax is imposed on the gross casino revenue of each licensee in the amount of 2.5% for the first 50 years of its casino operations. Each licensee must make estimated payments in amounts equal to 1.25% of its estimated gross revenues. Licensees may obtain investment tax credits by making qualified investments or purchasing bonds issued by the New Jersey Casino Reinvestment Development Authority. Such bonds may have terms as long as 50 years and shall bear interest at below market rates, resulting in a value lower than their face value.

Nevada Gaming Laws

The Company is subject to the Nevada Gaming Control Act (the “Nevada Act”) and the regulations promulgated thereunder and various local regulations. Our Company is subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, which we refer to collectively as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

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the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	providing a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations.

The Company was registered as a publicly traded corporation by the Nevada Gaming Commission on February 19, 2004, and as such is required periodically to submit detailed financial and operating reports to the Nevada Gaming Commission and furnish any other information that the Nevada Gaming Commission may require. No person may become a stockholder of, or receive any percentage of profits from, a licensed casino without first obtaining licenses and approvals from the Nevada Gaming Authorities.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or any of our licensed subsidiaries in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. The officers, directors and key employees of the Company and our licensed subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or any licensed subsidiary, we and the licensed subsidiary would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us or a licensed subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

If the Nevada Gaming Commission determined that we or a licensed subsidiary violated the Nevada Act, it could limit, condition, suspend or revoke our registration. In addition, we, the subsidiary, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Gaming Commission. Limitation, conditioning, suspension or revocation of our registration in Nevada would have a material adverse effect on our gaming operations in all jurisdictions.

Any beneficial holder of our common stock, or any of our other voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have that person’s suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires a beneficial ownership of more than 5 percent of our voting securities to report such acquisition to the Nevada Gaming Commission. The Nevada Act requires that beneficial owners of more than 10 percent of our voting securities apply to the Nevada Gaming Commission for a finding of suitability within thirty days after the Chairman of the Nevada Gaming Control Board mails the written notice requiring such filing. An “institutional investor,” as defined in the Nevada Act, which acquires beneficial ownership of more than 10 percent, but not more than 15 percent, of our voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds our voting securities for investment purposes only. Under certain circumstances, an institutional investor which has obtained a waiver can hold up to 19 percent of our voting securities for a limited period of time and maintain the waiver. An institutional investor will be deemed to hold our voting securities for investment purposes if it acquired and holds our voting securities in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly:

•	the election of a majority of the members of the our board of directors;

•	any change in our corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates; or

•	any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only.

Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

•	other activities that the Nevada Gaming Commission may determine to be consistent with investment intent.

If the beneficial holder of our voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada Gaming Control Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our voting securities beyond such period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or a licensed subsidiary, we:

•	pay that person any dividend or interest upon any of our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

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fail to pursue all lawful efforts to require such unsuitable person to relinquish the voting securities including, if necessary, the immediate purchase of such voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

The Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a registered publicly traded corporation, to file applications, be investigated and be found suitable to own the debt security of the registered corporation. If the Nevada Gaming Commission determines that a person is unsuitable to own the security, then pursuant to the Nevada Act, the registered publicly traded corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

•	pays to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognizes any voting right by such unsuitable person in connection with such securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner of any of our voting securities. The Nevada Gaming Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. To date, the Nevada Gaming Commission has not imposed that requirement on us.

We may not make a public offering of our securities without the prior approval of the Nevada Gaming Commission if we intend to use the securities or the proceeds therefrom to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes.

Prior approval of the Nevada Gaming Commission must be obtained with respect to a change in control of us through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby the person obtains control of us. Entities seeking to acquire control of a registered publicly traded corporation must satisfy the Nevada Gaming Control Board and Nevada Gaming Commission in a variety of stringent standards before assuming control of the registered corporation. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses, and registered publicly traded corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control of us.